Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS FOURTH QUARTER

2004 FINANCIAL RESULTS

Company Reports Revenue of $1.4 Million for Quarter;

Meets Target for Placement of 100 Prolieve™ Units in Fiscal 2004

Columbia, MD – March 3, 2005: CELSION CORPORATION (AMEX: CLN) today announced financial results for its fourth quarter ended December 31, 2004. The Company reported revenue of $1.4 million for the quarter, compared to zero revenue for fourth quarter 2003. The Company recorded a net loss for the fourth quarter of $3.1 million, or $0.02 per basic and diluted share, compared to a net loss of $3.0 million or $0.02 per basic and diluted share for the comparable quarter in 2003.

Revenue for the fourth quarter of 2004 of $1.4 million represented an increase of 165% over revenue of $0.5 million for third quarter ended September 30, 2004. Compared to third quarter 2004, Celsion reported gross margin of 15%, up from 12%, as a result of a higher proportion of sales being derived from catheter kits.

Dr. Augustine Cheung, Celsion’s Founder, President and Chief Executive Officer, commented, “We are extremely pleased with our fourth quarter results, which reflect the positive reception of Prolieve by both doctors and patients. Previously, we indicated that we expected to place 100 units by year end 2004 and we actually came in at 101 units. In addition, since its introduction in February of 2004, approximately 2,500 patients have undergone treatment using our Prolieve system. More importantly, utilization of our Prolieve units is averaging six treatments per month, or double the industry average.”

Dr. Cheung continued, “We are making great progress toward our goal of evolving from a medical device company to a cancer drug company. Last month, we announced the treatment of the first patient in our Phase I clinical trial to

-More-

determine the safe maximum tolerated dose and pharmacokinetic profile of systemically delivered ThermoDox™ administered in combination with RFA in the treatment of liver lesions. The study is being performed at the National Institutes of Health (NIH). We are optimistic that we can complete this study by the end of this year. We also expect to resume our Phase I prostate cancer study using ThermoDox in combination with a modified Prolieve device and to complete that study next year.”

Dr. Cheung concluded, “We believe that Celsion has made great progress over the past year and we have entered 2005 in a strong position both to support our commercial product and to continue to make advances in proving the efficacy of ThermoDox as an effective targeted cancer therapeutic.

“Our focus over the next 12 months will be on working to ensure that Prolieve continues to achieve wide acceptance in the marketplace. This success is paramount, since the funds obtained from Prolieve will be used to advance the development of our cancer products. We also believe that the studies that we have in progress will provide the foundation for Celsion’s future growth.

“In the last year, we have added depth to our management team, and we expect to further strengthen it in 2005. We are continuing our search for a new CEO and are additionally recruiting for a medical director. We hope that we will fill both of these positions in the near future.

“We are excited about our future prospects and are dedicated to further improving shareholder value going forward.”

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Celsion Corporation Statements of Operations (in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$1,424	$—	$2,507
Cost of Sales	—	1,204	—	2,101

Gross Margin	—	220	—	406

Operating Expenses
Research & development	2,110	2,758	9,191	11,533
General and administrative	857	762	5,143	3,471

Total Operating Expenses	2,967	3,520	14,334	15,004

Loss from Operations	(2,967)	(3,300)	(14,334)	(14,598)

Other Income/(Expense)
License fee amortization	—	143	—	476
Interest income	19	64	47	230
Loss from investment in Celsion China Ltd.	—	(44)	—	(92)
Other	(6)	—	(137)	—

Net loss before income taxes	(2,954)	(3,137)	(14,424)	(13,984)

Income taxes	—	—	—	—

Net loss	$(2,954)	$(3,137)	$(14,424)	$(13,984)

Net loss per common share (basic and diluted)	$(0.02)	$(0.02)	$(0.12)	$(0.09)

Weighted average shares outstanding	144,153	160,727	123,847	158,757

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Celsion Corporation

Consolidated Condensed Balance Sheets

(in thousands)

	December 31,
	2003	2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,272	$10,484
Accounts receivable	17	783
Inventory	918	2,202
Prepaid expenses	362	679

Total current assets	13,569	14,148
Property and equipment, net	389	682
Investment in Celsion China, Ltd.	—	108
Escrow account - license fee	—	2,007
Other assets	482	107

Total assets	$14,440	$17,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$631	$819
Accrued expenses	356	738
Deferred income	—	571

Total current liabilities	987	2,128
Deferred revenue	—	2,952

Total liabilities	987	5,080

Stockholders’ equity
Common stock	1,480	1,608
Additional paid-in capital	72,205	84,581
Accumulated deficit	(60,232)	(74,217)

Total stockholders’ equity	13,453	11,972

Total liabilities and stockholders’ equity	$14,440	$17,052

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